EXHIBIT 5.1 TO FORM S-3:

                    OPINION OF COUNSEL TO SPECTRASCIENCE, INC

                           STEPHEN P. KREGSTEIN, ESQ.
                                 ATTORNEY AT LAW

                        4999 Pearl East Circle, Suite 300
                             Boulder, Colorado 80301
                                Tel: 303/449-9445

February 15, 1996

SpectraScience, Inc
5909 Baker Road
Minnetonka, MN 55345


Gentlemen:

         I have acted as your counsel in connection with the proposed shares of your common stock, par value $.25 per share, by the selling shareholders named in the Registration Statement on Form S-3 (the "Registration Statement") filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         In connection therewith, I have examined and relied upon corporate records and other documents, instruments and certificates and have made such other investigation as I deem appropriate as basis for the opinion set forth below.

         Based upon the foregoing, I am of the opinion that the shares of common stock to be sold by the selling shareholders, when sold in connection with the propsed offering, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal
Matters: in the Prospectus forming a part thereof.


                                           Very truly yours,

                                           /s/ Stephen P. Kregstein